Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated August 27, 2025 relating to the financial statements of MasterCraft Boat Holdings, Inc. and the effectiveness of the MasterCraft Boat Holdings, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of MasterCraft Boat Holdings, Inc. for the year ended June 30, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Nashville, Tennessee

March 16, 2026